Registration Statement No. 333 -
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     --------------------------------------

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     --------------------------------------

                                  DRYSHIPS INC.
             (Exact name of registrant as specified in its charter)

Republic of the Marshall Islands                               N/A
 (State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                        Identification No.)

          DryShips Inc.                              Seward & Kissel LLP
     80 Kiffissias Avenue                         Attention: Gary J. Wolfe, Esq.
        Amaroussion 15125                            One Battery Park Plaza
         Athens, Greece                             New York, New York 10004
       (30) 210 80 90 570                                 (212) 574-1200
(Address and telephone number of                    (Name, address and telephone
Registrant's principal executive                    number of agent for service)
             offices)

                     --------------------------------------

                                   Copies to:
                               Gary J. Wolfe, Esq.
                               Seward & Kissel LLP
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 574-1200

                     --------------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

     If only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [x]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                  Amount to be
 Title of Each Class of        Registered/Proposed
    Securities to be            Maximum Aggregate          Amount of
       Registered                Offering Price         Registration Fee
--------------------------------------------------------------------------------
   Common Shares, par
 value $ 0.01 per share
--------------------------------------------------------------------------------
 Preferred Shares, par
 value $ 0.01 per share
--------------------------------------------------------------------------------
  Debt Securities
--------------------------------------------------------------------------------
     Guarantees
--------------------------------------------------------------------------------
      Warrants
--------------------------------------------------------------------------------
  Purchase Contracts
--------------------------------------------------------------------------------
       Units
--------------------------------------------------------------------------------
         Total                    Indeterminate             $ 0 (1)
--------------------------------------------------------------------------------

(1) An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Also includes such indeterminate amount of debt securities and number of preferred shares and common shares as may be issued upon conversion or exchange for any other debt securities or preferred shares that provide for conversion or exchange into other securities. In connection with the securities offered hereby, the Registrant is deferring payment of all of the registration fees and will "pay-as-you-go" registration fees in accordance with Rule 456(b) and Rule 457(r).

--------------------------------------------------------------------------------
  The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                  Subject to completion, dated October 5, 2007

                                  DRYSHIPS INC.

                                [GRAPHIC OMITTED]

          Through this prospectus, we may periodically offer:

          (1) our common stock,

          (2) our preferred shares,

          (3) our debt securities, which may be guaranteed by one or more of our subsidiaries,

          (4) our warrants,

          (5) our purchase contracts, and

          (6) our units.

     The prices and terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

     Our common shares are currently quoted on The Nasdaq Global Market under the symbol "DRYS."

     The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

     An investment in these securities involves risks. See the section entitled "Risk Factors" beginning on page 5.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is              , 2007

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY.............................................................1

RISK FACTORS...................................................................5

USE OF PROCEEDS...............................................................18

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS.....................18

RATIO OF EARNINGS TO FIXED CHARGES............................................20

CAPITALIZATION................................................................21

PLAN OF DISTRIBUTION..........................................................21

ENFORCEMENT OF CIVIL LIABILITIES..............................................22

DESCRIPTION OF CAPITAL STOCK..................................................23

DESCRIPTION OF PREFERRED SHARES...............................................26

DESCRIPTION OF WARRANTS.......................................................27

DESCRIPTION OF DEBT SECURITIES................................................28

DESCRIPTION OF PURCHASE CONTRACTS.............................................37

DESCRIPTION OF UNITS..........................................................37

EXPENSES......................................................................38

LEGAL MATTERS.................................................................38

EXPERTS.......................................................................38

WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................38

     Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

     This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities (and related guarantees), warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

     This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under "Where You Can Find More Information".

     This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

                               PROSPECTUS SUMMARY

     Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to DryShips Inc. and all of its subsidiaries, and "DryShips Inc." refers only to DryShips Inc. and not to its subsidiaries.

     We use the term deadweight tonne, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

     We are a Marshall Islands corporation with our principal executive offices in Athens, Greece. We were incorporated in September 2004. As of October 5, 2007, we own and operate, through our subsidiaries, 41 drybulk carriers, 35 of which we have acquired following our initial public offering in February 2005. Since our inception in 2004, we have increased the size and carrying capacity of our fleet from six vessels and approximately 514,890 dwt to 41 vessels of approximately 3,747,092 dwt.

     Our affiliate, Cardiff Marine Inc., or Cardiff, manages our vessels under separate ship management agreements.

     On February 3, 2005, our common stock began trading on The Nasdaq National Market under the symbol "DRYS" in connection with our initial public offering. The net proceeds of our initial public offering, which were approximately $251.3 million, were used to finance the acquisition of 21 vessels, consisting of three Capesize drybulk carriers, 16 Panamax drybulk carriers and two Handymax drybulk carriers. The total cost of these acquisitions was approximately $847.6 million.

     As of October 5, 2007, we own and operate a fleet of 41 vessels consisting of eight Capesize drybulk carriers, including three newbuilding Capesize drybulk carriers, 30 Panamax drybulk carriers including two newbuilding Panamax drybulk carriers, two newbuilding Kamsarmax drybulk carriers and one Handysize drybulk carrier. Our fleet principally carries a variety of drybulk commodities including major bulks such as coal, iron ore, and grains, and minor bulks such as bauxite, phosphate, fertilizers and steel products. The average age of the vessels in our fleet is 8.5 years.

     We employ our vessels in the spot charter market, under period time charters and in drybulk carrier pools. Three of the Panamax drybulk carriers in our fleet are currently operated in a Panamax drybulk carrier pool. Pools have the size and scope to combine spot market voyages, time charters and contracts of affreightment with freight forward agreements for hedging purposes and to perform more efficient vessel scheduling thereby increasing fleet utilization. Fourteen of our vessels are currently on time charter.

     All of our vessels are managed by Cardiff, a Liberian corporation with offices in Greece. We are under common control with Cardiff.

     As of October 5, 2007, our fleet is comprised of the following vessels:

                                                      Current
                      Built     DWT        Type      Employment    Gross Rate   Earliest   Latest
Capesize:
Manasota              2004      171,061    Capesize       TC        $55,000     Prompt      Nov-07
Alameda               2001      170,269    Capesize       TC        $73,000     Jan-08      Mar-08
Samsara               1996      150,393    Capesize       TC        $55,500     Prompt      Nov-07
Netadola              1993      149,475    Capesize       TC        $52,500     Prompt      Nov-07
Brisbane              1995      151,066    Capesize      Spot       $93,000     Prompt      Prompt
                      9.0       792,264       5
Panamax:
Bargara               2002      74,832     Panamax       Spot       $75,300     Dec-07      Dec-07
Capitola              2001      74,832     Panamax       Spot       $50,000     Prompt      Prompt
Catalina              2005      74,432     Panamax       Spot       $63,125     Prompt      Prompt
Coronado              2000      75,706     Panamax       Spot       $53,750     Prompt      Prompt
Ecola                 2001      73,931     Panamax       Spot       $48,500     Prompt      Prompt
Formentera            1996      70,002     Panamax       Spot       $42,000     Prompt      Prompt
Heinrich Oldendorff   2001      73,931     Panamax        BB        $28,000     Apr-08      Jun-09
Iguana                1996      70,349     Panamax        TC        $28,000     Prompt      Nov-07
La Jolla              1997      72,126     Panamax        TC        $46,000     Prompt      Dec-07
Lacerta               1994      71,862     Panamax     Baumarine    $59,176
Lanzarote             1996      73,008     Panamax        TC        $43,750     Prompt      Nov-07
Ligari                2004      75,583     Panamax        TC        $31,550     Prompt      Nov-07
Maganari              2001      75,941     Panamax        TC        $18,400     Apr-08      Jul-08
Majorca               2005      74,364     Panamax       Spot       $72,000     Nov-07      Nov-07
Marbella              2000      72,561     Panamax       Spot       $61,000     Prompt      Prompt
Mendocino             2002      76,623     Panamax        TC        $37,500     Prompt      Dec-07
Menorca               1997      71,662     Panamax       Spot       $75,000     Nov-07      Nov-07
Ocean Crystal         1999      73,688     Panamax        TC        $40,000     Prompt      Nov-07
Padre                 2004      73,601     Panamax        TC        $30,000     Prompt      Nov-07
Paragon               1995      71,259     Panamax       Spot       $64,000     Prompt      Prompt
Primera               1998      72,495     Panamax       Spot       $49,500     Prompt      Prompt
Redondo               2000      74,716     Panamax       Spot       $55,000     Prompt      Prompt
Solana                1995      75,100     Panamax       Spot       $64,250     Prompt      Prompt
Sonoma                2001      74,786     Panamax     Baumarine    $60,941
Tonga                 1984      66,798     Panamax       Spot       $53,000     Prompt      Prompt
Toro                  1995      73,034     Panamax     Baumarine    $58,742
Waikiki               1995      75,473     Panamax        TC        $36,750     Jan-08      Mar-08
Xanadu                1999      72,270     Panamax       Spot       $69,000     Prompt      Prompt
                      8.2      2,054,965      28
Handymax:
Matira                1994      45,863     Handymax       TC        $32,300     Prompt      Dec-07
                      13.0      45,863        1

Newbuildings:
TBN                   2009      180,000    Capesize
TBN                   2009      180,000    Capesize
TBN                   2010      180,000    Capesize
TBN                   2010      82,000     Kamsarmax
TBN                   2010      82,000     Kamsarmax
TBN                   2009      75,000     Panamax
TBN                   2010      75,000     Panamax
                               854,000       7

Total Fleet           8.5    3,747,092      41

1.   For spot vessels the TCE rate is for the current voyage.
2. For vessels trading in the Baumarine pool the TCE rate is the Pool's estimate for earnings in the month of September.
3.   The MV Heinrich Oldendorff is employed under a bareboat charter.
4. The quoted rates are not indications of future earnings and the Company gives no assurance or guarrantee of future rates.

Our Business Strategy

     We focus our business strategy on providing reliable seaborne transportation services for drybulk cargoes at a competitive cost. We believe we can achieve our business objectives and increase shareholder value through our business strategy. The elements of our business strategy consist of:

     o Fleet Expansion Through Second Hand Vessel Acquisitions. We intend to grow our fleet through timely and selective acquisitions of drybulk carriers. We will seek to identify potential second hand vessel acquisition candidates among all size categories of drybulk carriers in order to gain a worldwide presence in the drybulk carrier market with a fleet capable of servicing virtually all major ports and routes used for the seaborne transportation of key commodities and raw materials. We believe that second-hand vessels when operated in a cost efficient manner provide better value to shareholders as compared to more expensive newbuilding vessels. We therefore expect to maintain an average fleet age of between 10 to 20 years.

     o Diversified Fleet Profile. We intend to develop a diversified fleet of drybulk carriers in all size categories: Capesize, Panamax, Handymax and Handysize. Larger drybulk carriers, such as Capesize and Panamax vessels, have historically experienced a greater degree of freight rate volatility, while smaller drybulk carriers, such as Handymax and Handysize vessels, enjoy greater charter rate stability. Furthermore, a diversified drybulk carrier fleet will enable us to serve our customers in both major and minor bulk trades. Our vessels are able to trade worldwide in a multitude of trade routes carrying a wide range of cargoes for a number of industries. Capesize and Panamax drybulk carriers carry predominantly coal and iron ore for energy and steel production as well as grain for feedstocks. Handymax and Handysize drybulk carriers carry iron and steel products, fertilizers, minerals, forest products, ores, bauxite, alumina, cement and other construction materials. These raw materials and products are used as production inputs in a number of industries. We will transport these various cargoes on several geographical routes thereby reducing our dependency on any one cargo, trade route or industry and maximizing fleet utilization.

     o Combined Fleet Employment. As we expand our fleet of drybulk carriers, we will actively and strategically employ our fleet between spot charters, which generally last for periods of ten days to four months, and fixed employment contracts, including time or bareboat charters, which can last up to several years. We will also continue to participate in drybulk carrier pools. Drybulk carriers operating in the spot market may generate increased or decreased profit margins during periods of improvement or deterioration in freight (or charter) rates, while drybulk carriers operating on fixed employment contracts provide more predictable cash flows. We may also enter into freight forward agreements in order to hedge our exposure to market volatility.

Corporate Structure

     Subsequent to our formation in September 2004, we issued 15,400,000 shares of our common stock to the Entrepreneurial Spirit Foundation, or the Foundation, as consideration for the contribution to us of all of the issued and outstanding capital stock of six of our subsidiaries. These subsidiaries owned six vessels in our initial fleet, namely Shibumi, Flecha, Striggla, Mostoles, Panormos and Lacerta. All the vessels have been sold except Lacerta.

     Prior to our initial public offering, the Foundation transferred 2,772,000 shares to Advice Investments S.A. and 1,848,000 shares to Magic Management Inc.

     In February 2005, we issued 14,950,000 shares of common stock in connection with our initial public offering.

     On February 14, 2006, the Foundation transferred its shares to its wholly-owned subsidiary, Elios Investments Inc., a corporation organized under the laws of the Republic of the Marshall Islands ("Elios Investments").

     Mr. Economou, our Chairman and Chief Executive Officer, has been active in shipping since 1976 and formed Cardiff in 1991. Cardiff is responsible for all technical and commercial management functions of our fleet. We believe that Cardiff has established a reputation in the international drybulk shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety. We are under common control with Cardiff. Cardiff is controlled by the Foundation, which in turn, is controlled by Mr. Economou.

     Cardiff provides comprehensive ship management services including technical supervision, such as repairs, maintenance and inspections, safety and quality, crewing and training, as well as supply provisioning. Cardiff's commercial management services include operations, chartering, sale and purchase, post-fixture administration, accounting, freight invoicing and insurance. Cardiff completed early implementation of the International Maritime Organization's, or IMO, International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code, in 1996. Cardiff has obtained documents of compliance for its office and safety management certificates for its vessels as required by the ISM Code and has been ISO 14001 certified since 2003, in recognition of its commitment to overall quality.

     We maintain our principal executive offices at 80 Kifissias Avenue, Amaroussion 15125, Athens, Greece. Our telephone number at that address is (011)
(30) (210) 809 0570.

The Securities We May Offer

     We may use this prospectus to offer our:

          o    common stock,

          o    preferred shares,

          o    debt securities,

          o    warrants,

          o    purchase contracts, and

          o    units.

     Our debt securities may be guaranteed pursuant to guarantees by our subsidiaries.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

                                  RISK FACTORS

     You should consider carefully the following factors, as well as the other information set forth in this prospectus, before making an investment decision. You should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered thereby. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our stock. Any of the risk factors could significantly and negatively affect our business, financial condition or operating results and the trading price of our stock. You could lose all or part of your investment.

                         Industry Specific Risk Factors

Charterhire rates for drybulk carriers are volatile and may decrease in the future, which would adversely affect our earnings

     The drybulk shipping industry is cyclical with attendant volatility in charterhire rates and profitability. The degree of charterhire rate volatility among different types of drybulk carriers has varied widely. Charterhire rates for Panamax and Capesize drybulk carriers have declined from their historically high levels. Because we generally charter our vessels pursuant to short-term time charters, we are exposed to changes in spot market rates for drybulk carriers and such changes may affect our earnings and the value of our drybulk carriers at any given time. We may be unable to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to pay dividends to our stockholders. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

     Factors that influence demand for vessel capacity include:

     o    demand for and production of drybulk products;
     o    global and regional economic and political conditions;
     o    the distance drybulk is to be moved by sea; and
     o    changes in seaborne and other transportation patterns.

     The factors that influence the supply of vessel capacity include:

     o    the number of new building deliveries;
     o    port and canal congestion;
     o    the scrapping rate of older vessels;
     o    vessel casualties; and
     o    the number of vessels that are out of service.

     We anticipate that the future demand for our drybulk carriers will be dependent upon continued economic growth in the world's economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargo to be transported by sea. The capacity of the global drybulk carrier fleet seems likely to increase and economic growth may not continue. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

The market values of our vessels may decrease, which could limit the amount of funds that we can borrow under our credit facility

     The fair market values of our vessels have generally experienced high volatility. The market prices for secondhand Panamax and Capesize drybulk carriers have declined from historically high levels. You should expect the market value of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charterhire rates, competition from other shipping companies and other modes of transportation, types, sizes and age of vessels, applicable governmental regulations and the cost of newbuildings. If the market value of our fleet declines, we may not be able to draw down the full amount of our credit facility and we may not be able to obtain other financing or incur debt on terms that are acceptable to us or at all.

The market values of our vessels may decrease, which could cause us to breach covenants in our credit facility and adversely affect our operating results

     If the market values of our vessels, which have declined from historically high levels, decrease further, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at the time, including covenants in our credit facility. Under our Credit Facility, the Company is required to hold bank deposits which are used to fund the loan installments when due. The funds may only be used for purposes of loan repayments and are shown on the Company's balance sheet as restricted cash. Restricted cash also includes additional minimum cash deposits required to be maintained with certain banks under our borrowing arrangements.

     If we do breach such covenants and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our fleet. In addition, if the book value of a vessel is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could adversely affect our operating results.

World events could affect our results of operations and financial condition

     Terrorist attacks such as those in New York on September 11, 2001 and in London on July 7, 2005 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

     Terrorist attacks, such as the October 2002 attack on the VLCC Limburg, a vessel not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession affecting the United States or the entire world. Any of these occurrences could have a material adverse impact on our revenues and costs.

Our operating results are subject to seasonal fluctuations, which could adversely affect our operating results and the amount of available cash with which we can pay dividends

     We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charterhire rates. This seasonality may result in quarter-to-quarter volatility in our operating results, which could affect the amount of dividends that we pay to our stockholders from quarter to quarter. The drybulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues have historically been weaker during the fiscal quarters ended June 30 and September 30, and, conversely, our revenues have historically been stronger in fiscal quarters ended December 31 and March 31. Seasonal fluctuations in demand could materially affect our operating results and cash available for distribution to our stockholders as dividends.

Rising fuel prices may adversely affect our profits

     Fuel is a significant, if not the largest, expense in our shipping operations when vessels are not under period charter. Changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports

     The operation of our vessels is affected by the requirements set forth in the United Nations' International Maritime Organization's International Management Code for the Safe Operation of Ships and Pollution Prevention, or "ISM Code." The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. If we are subject to increased liability for noncompliance or if our insurance coverage is adversely impacted as a result of noncompliance, we may have less cash available for distribution to our stockholders as dividends. If any of our vessels are denied access to, or are detained in, certain ports, this may decrease our revenues.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business

     International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

     It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow

     Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert "sister ship" liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

     A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends to our stockholders.

                          Company Specific Risk Factors

We are dependent on short-term time charters in a volatile shipping industry and a decline in charterhire rates would affect our results of operations and ability to pay dividends

     We charter our vessels primarily pursuant to short-term time charters. The short-term time charter market is highly competitive and spot market charterhire rates (which affect time charter rates) may fluctuate significantly based upon available charters and the supply of, and demand for, seaborne shipping capacity. While our focus on the short-term time charter market may enable us to benefit in periods of increasing charterhire rates, we must consistently renew our charters and this dependence makes us vulnerable to declining charter rates. As a result of the volatility in the drybulk carrier charter market, we may not be able to employ our vessels upon the termination of their existing charters at their current charterhire rates. The drybulk carrier charter market is volatile, and in the past short-term time charter and spot market charter rates for drybulk carriers have declined below operating costs of vessels. We cannot assure you that future charterhire rates will enable us to operate our vessels profitably or to pay you dividends.

Our earnings may be adversely affected if we are not able to take advantage of favorable charter rates

     We charter our dry bulk carriers to customers primarily pursuant to spot market voyage charters or short-term time charters, which generally last from several days to several weeks, and time charters, which can last up to several years. We may in the future extend the charter periods for additional vessels in our fleet. Our vessels that are committed to longer-term charters may not be available for employment on short-term charters during periods of increasing short-term charter hire rates when these charters may be more profitable than long-term charters.

An economic slowdown in the Asia Pacific region could materially reduce the amount and/or profitability of our business

     A significant number of the port calls made by our vessels involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, particularly in China, may have an adverse effect on our business, financial position and results of operations, as well as our future prospects. In particular, in recent years, China has been one of the world's fastest growing economies in terms of gross domestic product. Such growth may not be sustained and the Chinese economy may experience contraction in the future. Moreover, any slowdown in the economies of the United States of America, the European Union or certain Asian countries may adversely effect economic growth in China and elsewhere. Our business, financial position and results of operations, as well as our future prospects, will likely be materially and adversely affected by an economic downturn in any of these countries.

Investment in derivative instruments such as freight forward agreements could result in losses

     From time to time, we may take positions in derivative instruments including freight forward agreements, or FFAs. FFAs and other derivative instruments may be used to hedge a vessel owner's exposure to the charter market by providing for the sale of a contracted charter rate along a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs or other derivative instruments and do not correctly anticipate charter rate movements over the specified route and time period, we could suffer losses in the settling or termination of the FFA. This could adversely affect our results of operations and cash flows.

We depend entirely on Cardiff to manage and charter our fleet

     We currently have two employees, our Chief Executive Officer who also acts as the Interim Chief Financial Officer, and our Internal Auditor. Following the resignation of our Chief Financial Officer on May 29, 2007, we are seeking to employ a Chief Financial Officer. We have no plans to hire additional employees. We subcontract the commercial and technical management of our fleet, including crewing, maintenance and repair to Cardiff Marine Inc. ("Cardiff"), an affiliated company. 70% of the issued and outstanding capital stock of Cardiff is owned by a foundation which is controlled by Mr. Economou, our Chairman and Chief Executive Officer, and a director of our Company. The remaining 30% of the issued and outstanding capital stock of Cardiff is owned by a company controlled by the sister of Mr. Economou. The loss of Cardiff's services or its failure to perform its obligations to us could materially and adversely affect the results of our operations. Although we may have rights against Cardiff if it defaults on its obligations to us, you will have no recourse against Cardiff. Further, we are required to seek approval from our lenders to change our manager.

Cardiff is a privately held company and there is little or no publicly available information about it

     The ability of Cardiff to continue providing services for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair Cardiff's financial strength, and because it is privately held it is unlikely that information about its financial strength would become public unless Cardiff began to default on its obligations. As a result, an investor in our shares might have little advance warning of problems affecting Cardiff, even though these problems could have a material adverse effect on us.

Our Chairman and Chief Executive Officer has affiliations with Cardiff which could create conflicts of interest

     Our majority shareholder is controlled by Mr. George Economou who controls two companies that, in aggregate, own 34.3% of us and a foundation that owns 70% of Cardiff. Mr. Economou is also our Chairman and Chief Executive Officer, Interim Chief Financial Officer and a director of our Company. These responsibilities and relationships could create conflicts of interest between us, on the one hand, and Cardiff, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus drybulk carriers managed by other companies affiliated with Cardiff and Mr. Economou. In particular, Cardiff may give preferential treatment to vessels that are beneficially owned by related parties because Mr. Economou and members of his family may receive greater economic benefits.

Companies affiliated with Cardiff own and may acquire vessels that compete with our fleet which may create conflicts of interest between Cardiff as our fleet manager and us

     McCallister Shipping S.A., Erato Owning Company Limited and Glorious Marine Co. Ltd. are companies affiliated with Cardiff that each owns a Capesize drybulk carrier. Mentor Owning Company Limited and Iris Owing Company Limited are companies affiliated with Cardiff that each owns a Handymax drybulk carrier. The five vessels owned by those companies, or the "Bareboat Charter Vessels", are currently employed under bareboat charters that end in the period from June 2007 to September 2014. Subject to the obligations of Mr. Economou set forth in a letter agreement between him and the Company to use commercially reasonable efforts to cause the sale of the Bareboat Charter Vessels, and to give us a right of first refusal to acquire them, when the Bareboat Charter Vessels are redelivered to the owners, they may be managed by Cardiff in competition with our fleet. In addition, Cardiff's affiliates may acquire additional drybulk carriers in the future, subject to a right of first refusal that Mr. Economou has granted to us in that letter agreement. Furthermore, Panatrade Shipping and Management S.A., Calypso Marine Corp., Oil Transport Investments Limited, Innovative Investments Limited and Ambassador Shipping Corporation, companies affiliated with Cardiff, each own a Capesize drybulk carrier. These vessels also could be in competition with our fleet and Cardiff and other companies affiliated with Cardiff might be faced with conflicts of interest with respect to their own interests and their obligations to us. Cardiff may give preferential treatment to other companies affiliated with it, which may adversely affect our results of operations.

We may not be able to pay dividends

     Our current dividend policy is to declare quarterly distributions to stockholders of $0.20 per share by each January, April, July and October. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors. The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy and provisions of Marshall Islands law affecting the payment of dividends. The international drybulk shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends.

We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described in this prospectus. Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of debt and equity financing on terms acceptable to us. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends.

Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends. We may be unable to pay dividends in the amounts contemplated by our dividend policy, or at all.

We may have difficulty managing our planned growth properly

     We intend to continue to grow our fleet. Our future growth will primarily depend on our ability to:

     o    locate and acquire suitable vessels;
     o    identify and consummate acquisitions or joint ventures;
     o    enhance our customer base;
     o    manage our expansion; and
     o    obtain required financing on acceptable terms.

     Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We may be unable to successfully execute our growth plans or we may incur significant expenses and losses in connection with our future growth which would have an adverse impact on our financial condition and results of operations.

Our credit facilities impose operating and financial restrictions on us. These restrictions limit our ability to, among other things:

o pay dividends or make capital expenditures if we do not repay amounts drawn under the credit facilities, if there is a default under the credit facilities or if the payment of the dividend or capital expenditure would result in a default or breach of a loan covenant;

incur additional indebtedness, including through the issuance of guarantees;

o    change the flag, class or management of our vessels;
o    create liens on our assets;
o    sell our vessels;
o merge or consolidate with, or transfer all or substantially all our assets to, another person; and/or
o    enter into a new line of business.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders' interests may be different from ours and we may be unable to obtain our lender's permission when needed. This may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

Our loan agreements may prohibit or impose certain conditions on the payment of dividends

     Under our credit facility we are restricted in our payments of dividends. For example, we agreed that we would not pay dividends in 2006 in excess of $18.0 million; however we were permitted to request our lender's consent for additional dividend payments. Thereafter, we have agreed not to pay dividends in any year that exceed 50% of our net income for that year, as evidenced by the relevant annual audited financial statements. On November 15, 2006 we requested and received consent from our lender for the payment of third quarter dividends of $7.0 million, which exceeded the $18.0 million threshold for 2006.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization

     While we have the right to inspect previously owned vessels prior to our purchase of them and we intend to inspect all secondhand vessels that we acquire in the future, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. A secondhand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into drydock which would reduce our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources and as a result, we may be unable to employ our vessels profitably

     We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of drybulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the drybulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. If we are unable to successfully compete with other drybulk shipping companies, this would have an adverse impact on our results of operations.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations

     Our success depends to a significant extent upon the abilities and efforts of our management team. The loss of any of these individuals, difficulty in hiring and retaining personnel could adversely affect our business prospects, financial condition and results of operations. We have entered into employment contracts with our Chairman and Chief Executive Officer, George Economou, and our former Chief Financial Officer, Gregory Zikos. Mr. Zikos resigned on May 29, 2007 and Mr. Economou has been appointed interim Chief Financial Officer. Our success will depend upon our ability to retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not currently, nor do we intend to, maintain "key man" life insurance on any of our officers.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price

     The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

     o    marine disaster;
     o    environmental accidents;
     o    cargo and property losses or damage;
     o business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and/or piracy.

     The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator. Any of these circumstances or events could increase our costs or lower our revenues.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance

     We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We can give no assurance that we are adequately insured against all risks or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.

The operation of drybulk carriers has certain unique operational risks

     The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessels bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

If our vessels fail to maintain their class certification and/or fail any annual survey, intermediate survey, dry-docking or special survey, that vessel would be unable to carry cargo, thereby reducing our revenues and profitability and violating certain covenants under our credit facility

     The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention ("SOLAS"). All of our vessels are certified as being "in class" by all the major Classification Societies (e.g., American Bureau of Shipping, Lloyd's Register of Shipping).

     A vessel must undergo annual surveys, intermediate surveys, dry-dockings and special surveys. In lieu of a special survey, a vessel's machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessel.

     If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry-docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our credit facility. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations. That status could cause us to be in violation of certain covenants in our credit facility.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings

     In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of October 5, 2007, the 41 vessels in our fleet had an average age of 8.5 years. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Because we generate all of our revenues in dollars but incur a significant portion of our expenses in other currencies, exchange rate fluctuations could have an adverse impact on our results of operations

     We generate all of our revenues in dollars but we incur a portion of our expenses in currencies other than the dollar. This difference could lead to fluctuations in net income due to changes in the value of the dollar relative to the other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the dollar falls in value can increase, decreasing our revenues. For example, during 2006, the value of the dollar declined by approximately 11% as compared to the Euro. Further declines in the value of the dollar could lead to higher expenses payable by us.

We may have to pay tax on United States source income, which would reduce our earnings.

     Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as United States source shipping income and such income is subject to a 4% United States federal income tax without allowance for any deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder in August of 2003 and effective for calendar year taxpayers such as us on January 1, 2005.

     For the fiscal year 2006, the Company qualified for the exemption from U.S. tax on its international shipping operation based on its satisfaction of the Country of Organization test and the Publicly Traded Test, in each case in accordance with the applicable regulations.

     If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our U.S.-source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders. For the 2006 taxable year, we estimate that our maximum United States federal income tax liability would be $0.4 million if we were to be subject to this taxation.

Our vessels may suffer damage and we may face unexpected drydocking costs, which could adversely affect our cash flow and financial condition

     If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of cash that we have available for dividends. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay drydocking costs not covered by our insurance.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments

     We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends. We do not intend to obtain funds from other sources to pay dividends. In addition, the declaration and payment of dividends will depend on the provisions of Marshall Islands law affecting the payment of dividends. Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon payment of such dividend and dividends may be declared and paid out of our operating surplus; but in this case, there is no such surplus. Dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Our ability to pay dividends will also be subject to our satisfaction of certain financial covenants contained in our credit facilities. We may be unable to pay dividends in the anticipated amounts or at all.

As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels

     Our current operating and financial systems may not be adequate as we expand the size of our fleet and our attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will need to recruit suitable additional seafarers and shoreside administrative and management personnel. We may be unable to hire suitable employees as we expand our fleet. If we or our crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our shareholders may be reduced.

                       Risks Relating to Our Common Stock

There is no guarantee of a continuing public market for you to resell our common stock

     Our common shares commenced trading on the Nasdaq National Market, now the Nasdaq Global Market, in February 2005. We cannot assure you that an active and liquid public market for our common shares will continue. The price of our common stock may be volatile and may fluctuate due to factors such as:

o actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
o    mergers and strategic alliances in the drybulk shipping industry;
o market conditions in the drybulk shipping industry and the general state of the securities markets;
o    changes in government regulation;
o shortfalls in our operating results from levels forecast by securities analysts; and
o    announcements concerning us or our competitors.

You may not be able to sell your shares of our common stock in the future at the price that you paid for them or at all.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States

     Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or "BCA." The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

A small number of our stockholders effectively control the outcome of matters on which our stockholders are entitled to vote

     Entities affiliated with Mr. Economou, our Chairman, Chief Executive Officer and interim Chief Financial Officer currently own, directly or indirectly, approximately 34.3% of our outstanding common stock. While those stockholders have no agreement, arrangement or understanding relating to the voting of their shares of our common stock, they will effectively control the outcome of matters on which our stockholders are entitled to vote, including the election of directors and other significant corporate actions. The interests of these stockholders may be different from your interests.

Future sales of our common stock could cause the market price of our common stock to decline

     Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

     We may issue additional shares of our common stock in the future and our stockholders may elect to sell large numbers of shares held by them from time to time. Our amended and restated articles of incorporation authorize us to issue 75,000,000 common shares with par value $0.01 per share of which 35,490,097 shares are outstanding.

Anti-takeover provisions in our organizational documents could make it difficult for our stockholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

     Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable.

These provisions include:

o authorizing our board of directors to issue "blank check" preferred stock without stockholder approval;
o providing for a classified board of directors with staggered, three year terms;
o    prohibiting cumulative voting in the election of directors;
o authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote for the directors;
o    prohibiting stockholder action by written consent;
o    limiting the persons who may call special meetings of stockholders; and
o establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

                                 USE OF PROCEEDS

     Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel acquisitions and for general corporate purposes.

            CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

     This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements." We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

     All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

          o    future operating or financial results;

          o statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking and insurance costs;

          o statements about drybulk shipping market trends, including charter rates and factors affecting supply and demand;

          o    our ability to obtain additional financing;

          o    expectations regarding the availability of vessel acquisitions;
               and

          o    anticipated developments with respect to pending litigation.

     The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although DryShips Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, DryShips Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections described in the forward looking statements contained in this report.

     Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter rates and vessel values, failure of a seller to deliver one or more vessels, failure of a buyer to accept delivery of a vessel, inability to procure acquisition financing, default by one or more charterers of our ships, changes in demand for drybulk commodities, changes in demand that may affect attitudes of time charterers, scheduled and unscheduled drydocking, changes in DryShips Inc.'s voyage and operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents, international hostilities and political events or acts by terrorists.

     When used in this document, the words "anticipate," "estimate," "project," "forecast," "plan," "potential," "will," "may," "should," and "expect" reflect forward-looking statements.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Effective November 1, 2004, we changed our fiscal reporting year-end from October 31st to December 31st. The following table sets forth our unaudited ratio of earnings to fixed charges for the fiscal years ended October 31, 2002, 2003 and 2004, the two-month period ended December 31, 2004, the fiscal years ended December 31, 2005 and 2006 and the six month period ended June 30, 2007(1).

                                                             2-month                            6-month
                                                             period      Year         Year      period
                                 Year Ended October 31,       Ended     Ended        Ended       Ended
                               --------------------------   December   December    December      June
                                2002      2003       2004   31, 2004   31, 2005    31, 2006    30, 2007
                               -----    ------    -------   --------   --------    --------    --------
                                                                     (in thousands of US dollars)
Earnings
   Net Income/(loss)           $-611    $7,189    $39,113   $ 10,713   $111,017    $ 56,731    $176,638

   Add: Fixed charges
   less interest capitalized     951       896      1,410       368      20,341      41,149      23,730

   Less: Capitalized
   interest                                                                            -110        -450
                               -----    ------    -------   -------    --------    --------    --------
   Total Earnings              $ 340    $8,085    $40,523   $11,081    $131,358    $ 97,770    $199,918
                               -----    ------    -------   -------    --------    --------    --------
Fixed Charges
   Interest expense and
   capitalized interest          913       758      1,278       257      19,797      37,364      22,315

Amortization and
write-off of capitalized
expenses relating to
indebtedness                      38       138        132       111         544       3,785       1,415
                               -----    ------    -------   -------    --------    --------    --------
   Total Fixed Charges         $ 951    $  896    $ 1,410   $   368    $ 20,341    $ 41,149    $ 23,730
                               -----    ------    -------   -------    --------    --------    --------

Ratio of Earnings to
Fixed Charges                   0.4x      9.0x      28.7x      30.1x       6.5x        2.4x        8.4x
   Dollar Amount of
   Deficiency in Earnings
   to Fixed Charges            $ 611       n/a        n/a        n/a        n/a         n/a         n/a

(1)  We have not issued any preferred stock as of the date of this prospectus.

----------

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income plus interest expense and amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expense and amortization and write-off of capitalized expenses relating to indebtedness and the interest element of rentals.

                                 CAPITALIZATION

A prospectus supplement will include information on the Company's consolidated capitalization.

                              PLAN OF DISTRIBUTION

     We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     In addition, we may sell some or all of the securities included in this prospectus through:

          o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

          o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

          o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     In addition, we may enter into option or other types of transactions that require us to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus.

     We may enter into hedging transactions with respect to our securities. For example, we may:

          o enter into transactions involving short sales of our common stock by broker-dealers;

          o sell shares of common stock short themselves and deliver the shares to close out short positions;

          o enter into option or other types of transactions that require us to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

          o loan or pledge shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

     Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.

     At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     Underwriters and agents in any distribution contemplated hereby, including but not limited to at-the-market equity offerings, may from time to time include Cantor Fitzgerald & Co. Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through Nasdaq, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

     We will bear costs relating to all of the securities being registered under this Registration Statement.

     Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

                        ENFORCEMENT OF CIVIL LIABILITIES

     DryShips Inc. is a Marshall Islands company and our executive offices are located outside of the U.S. in Athens, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the U.S. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the U.S. As a result, you may have difficulty serving legal process within the U.S. upon us or any of these persons. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

     Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

     Under our articles of incorporation, our authorized capital stock consists of 75,000,000 shares of common stock, par value $.01 per share, of which 35,490,097 shares are issued and outstanding as of October 5, 2007, and 30,000,000 shares of preferred stock, none of which were issued as of October 5, 2007. All of our shares of stock are in registered form.

Share History

In October 2004, we issued 15,400,000 shares of our common stock to the Entrepreneurial Spirit Foundation, or the Foundation, as consideration for the contribution to us of all of the issued and outstanding capital stock of six of our subsidiaries. The Foundation is a foundation organized under the laws of Lichtenstein and is controlled by our Chairman and Chief Executive Officer Mr. George Economou. Subsequent to the issuance of the 15,400,000 shares discussed above, 2,772,000 shares of common stock were transferred from the Foundation to Advice Investments S.A., a corporation organized under the Republic of Liberia, all the issued and outstanding capital stock of which is owned by Ms. Elisavet Manola of Athens, Greece, the ex-wife of Mr. Economou. The Foundation transferred 1,848,000 shares of common stock to Magic Management Inc., all of the issued and outstanding capital stock of which is owned by Ms. Rika Vosniadou of Athens, Greece, the ex-wife of Mr. Economou. In February 2005, we issued 14,950,000 shares of common stock in connection with our initial public offering. The net proceeds of the initial public offering were $251.3 million. On February 14, 2006, the Foundation transferred all of its shares to its wholly-owned subsidiary, Elios Investments.

     On May 10, 2006, the company filed its universal shelf registration statement and related prospectus for the issuance of 5,000,000 of common shares. From May 2006 through August 2006, 4,650,000 shares of common stock with a par value $0.01 were issued. The net proceeds after underwriting commissions of 2.5% and other issuance fees were $56.5 million.

     Our shareholders voted to adopt a resolution at our annual general shareholders' meeting on July 11, 2006, which increased the aggregate number of shares of common stock that the Company is authorized to issue from 45,000,000 registered shares with par value of $0.01 to 75,000,000 registered shares with par value $0.01.

     On October 24, 2006, the Company's Board of Directors agreed to the request of the Company's major shareholders (Elios Investments Inc., Advice Investments S.A. and Magic Management Inc.) following the declaration of our $0.20 quarterly dividend per share in September 2006, to receive their dividend payment in the form of our common shares in lieu of cash. One of these shareholders, Elios Investments Inc., is controlled by our Chairman and Chief Executive Officer, Mr. George Economou. In addition, the Board of Directors also agreed on that date to the request of a company related to Mr. Economou to accept repayment of the outstanding balance of a seller's credit in respect of a vessel purchased by us (as discussed in Note 3(e) of our consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended December 31, 2006) in our common shares. As a result of the agreement, an aggregate of $3,080,000 in dividends and the seller's credit together with interest amounting to $3,327,000 were settled with 235,585 and 254,512 of our common shares, respectively. The price used as consideration for issuance of the above common shares was equal to the average closing price of our common stock on the Nasdaq Global Market over the 8 trading days ended October 24, 2006, which was $13.07 per share.

     In December 2006, the Company filed a registration statement on Form F-3 on behalf of the Company's major shareholders registering for resale an aggregate of 15,890,097 of our common shares.

Description of Common Stock

     Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future. Our common stock is quoted on The Nasdaq Global Market under the symbol "DRYS."

Our Articles of Incorporation and Bylaws

     Our purpose, as stated in Section B of our Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Directors

     Our directors are elected by a plurality of the votes cast by stockholders entitled to vote in an election. Our articles of incorporation provide that cumulative voting shall not be used to elect directors. Our board of directors must consist of at least three members. The exact number of directors is fixed by a vote of at least 66 2/3% of the entire board. Our by laws provide for a staggered board of directors whereby directors shall be divided into three classes: Class A, Class B and Class C which shall be as nearly equal in number as possible. Shareholders, acting as at a duly constituted meeting, or by unanimous written consent of all shareholders, initially designated directors as Class A, Class B or Class C. Class A directors served for a term expiring at the 2005 annual meeting of shareholders. Directors designated as Class B directors served for a term expiring at the 2006 annual meeting. Directors designated Class C directors served for a term expiring at the 2007 annual meeting. At annual meetings for each initial term, directors to replace those whose terms expire at such annual meetings will be elected to hold office until the third succeeding annual meeting. Each director serves his respective term of office until his successor has been elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Stockholder Meetings

     Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the board of directors, chairman of the board or by the president. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

     Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or consolidation, sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company's shares are primarily traded on a local or national securities exchange.

Stockholders' Derivative Actions

     Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Indemnification of Officers and Directors

     Our bylaws includes a provision that entitles any director or officer of the Corporation to be indemnified by the Corporation upon the same terms, under the same conditions and to the same extent as authorized by the BCA if he acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     We are also authorized to carry directors' and officers' insurance as a protection against any liability asserted against our directors and officers acting in their capacity as directors and officers regardless of whether the Company would have the power to indemnify such director or officer against such liability by law or under the provisions of our by laws. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

     The indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Provisions of our Charter Documents.

     Several provisions of our articles of incorporation and by-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent
(1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and
(2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 30.0 million shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

     Our articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. The classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal of Directors

     Our articles of incorporation prohibit cumulative voting in the election of directors. Our by-laws require shareholders to give advance written notice of nominations for the election of directors. Our by-laws also provide that our directors may be removed only for cause and only upon affirmative vote of the holders of at least 66 2/3% of the outstanding voting shares of the Company. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Stockholders

     Our by-laws provide that if a quorum is present, and except as otherwise expressly provided by law, the affirmative vote of a majority of the shares of stock represented at the meeting shall be the act of the shareholders. Shareholders may act by way of written consent in accordance with the provisions of Section 67 of the BCA.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

     Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the preceding year's annual meeting. Our bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Dividends

While we cannot assure you that we will continue to do so, and subject to the limitations discussed below, we currently intend to pay regular cash dividends on our common stock on a quarterly basis. We paid a quarterly dividend of $0.20 per share to holders of our common stock since our initial public offering in February 2005. Under our credit facility we are restricted in our payments of dividends. During 2006 dividend payments were not permitted to exceed $18.0 million. For any dividends declared or paid in excess of this amount in 2006, the Company obtained a related written consent from its lenders. Thereafter dividend payments are not to exceed 50% of net income as evidenced by the relevant annual audited financial statements.

     Declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, the terms of the debt securities we offer, the provisions of applicable law affecting the payment of distributions to shareholders and other factors. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. The laws governing us and our subsidiaries generally prohibit the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent.

                         DESCRIPTION OF PREFERRED SHARES

     Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 30,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our ordinary shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our ordinary shares. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

                             DESCRIPTION OF WARRANTS

     We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

          o    the title of such warrants;

          o    the aggregate number of such warrants;

          o    the price or prices at which such warrants will be issued;

          o the currency or currencies, in which the price of such warrants will be payable;

          o the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

          o the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

          o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

          o if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

          o if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

          o if applicable, the date on and after which such warrants and the related securities will be separately transferable;

          o    information with respect to book-entry procedures, if any;

          o if applicable, a discussion of any material United States Federal income tax considerations; and

          o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as "subsequent filings". The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures". Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

     Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

     Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax consideration as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

     Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

     You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

          o the designation, aggregate principal amount and authorized denominations;

          o the issue price, expressed as a percentage of the aggregate principal amount;

          o    the maturity date;

          o    the interest rate per annum, if any;

          o if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

          o any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

          o the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

          o if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

          o if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

          o    any events of default not set forth in this prospectus;

          o the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

          o if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

          o whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;

          o if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

          o if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

          o any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

          o whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

          o    any terms with respect to subordination;

          o    any listing on any securities exchange or quotation system;

          o additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

          o    the applicability of any guarantees.

     Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

     Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

     Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

     We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

     We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

     We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

     In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

     If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

     Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

     Senior debt means:

          o the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

          o    all capitalized lease obligations;

          o    all hedging obligations;

          o all obligations representing the deferred purchase price of property; and

          o all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

          o    but senior debt does not include:

          o    subordinated debt securities; and

          o any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

     Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

          o the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

          o the ability to make certain payments, dividends, redemptions or repurchases;

          o our ability to create dividend and other payment restrictions affecting our subsidiaries;

          o    our ability to make investments;

          o    mergers and consolidations by us or our subsidiaries;

          o    sales of assets by us;

          o    our ability to enter into transactions with affiliates;

          o    our ability to incur liens; and

          o    sale and leaseback transactions.

Modification of the Indentures

     Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the Security;

(6) makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any Security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

     Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

          o default in any payment of interest when due which continues for 30 days;

          o    default in any payment of principal or premium when due;

          o    default in the deposit of any sinking fund payment when due;

          o default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

          o default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

          o    events of bankruptcy, insolvency or reorganization.

     An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

     There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

     In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

     Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

     Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

     The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

     The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

     A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

     Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

     We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

     Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

     So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

     The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

     We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

     Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

          o the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

          o we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

          o there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

     Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.

     In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

     To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

     Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

     To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

     DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

     We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

                        DESCRIPTION OF PURCHASE CONTRACTS

     We may issue purchase contracts for the purchase or sale of:

          o debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

          o    currencies; or

          o    commodities.

     Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

     The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

                              DESCRIPTION OF UNITS

     As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

          o the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

          o a description of the terms of any unit agreement governing the units; and

          o a description of the provisions for the payment, settlement, transfer or exchange or the units.

                                    EXPENSES

     The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

          SEC registration fee                           $________*
          Blue sky fees and expenses                     $________*
          Printing and engraving expenses                $________*
          Legal fees and expenses                        $________*
          Rating agency fees                             $________*
          Accounting fees and expenses                   $________*
          Indenture trustee fees and experts             $________*
          Transfer agent and registrar                   $________*
          Miscellaneous                                  $________*
                                                         ----------

          Total                                          $________*

                                                         ==========

* To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Marshall Islands law.

                                     EXPERTS

     The consolidated financial statements of DryShips Inc. appearing in DryShips Inc.'s Annual Report on Form 20-F for the year ended December 31, 2006, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

     We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1
(800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Information Incorporated by Reference

     The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Commission on June 13, 2007 which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

     o The description of our securities contained in our Registration Statement on Form F-1, (File No. 333-122008) as amended, filed with the SEC on January 13, 2005 and any amendment or report filed for the purpose of updating that description; and

     o Our reports on Form 6-K filed with the Commission on July 16, 2007, July 19, 2007 and September 12, 2007.

     We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

     You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

     DryShips Inc.
     Attn: George Economou
     80 Kifissias Avenue
     Amaroussion GR 151 25
     (011) (30) 210 80 90 570

Information Provided by the Company

     We will furnish holders of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

================================================================================

Item 8. Indemnification of Directors and Officers.

     (1) The By-Laws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by
          Section 60 of the Business Corporation Act of the Republic of The Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

     Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

     Indemnification of directors and officers.

     (1) Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

     (2) Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     (3) When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

     (5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (6) Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (7) Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9. Exhibits

Exhibit
Number         Description
--------------------------------------------------------------------------------

   1.1         Form of Sales Agreement*

   1.2         Underwriting Agreement (for equity securities)*

   1.3         Underwriting Agreement (for debt securities)*

   4.1         Form of Common Stock Certificate**

   4.2         Preferred Share Certificate*

   4.3         Form of Debt Securities Indenture

   5.1 Form of Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company as to the validity of the common stock, preferred stock, debt securities, warrants, purchase contracts and units

   8.1 Form of Opinion of Seward & Kissel LLP, with respect to certain tax matters

   23.1        Consent of Seward & Kissel LLP (included in Exhibit 5.1)

   23.2        Consent of Independent Registered Public Accounting Firm

   24          Power of Attorney (contained in signature page)

   25.1        T-1 Statement of Eligibility (senior indenture)*

   25.2        T-1 Statement of Eligibility (subordinated indenture)*

* To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this Registration Statement.

** Incorporated herein by reference to Exhibit 4 to the Registration Statement of DryShips Inc. on Form F-1, Registration No. 333-122008 filed with the SEC on January 31, 2005.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included is to contained in reports filed with or furnished to the Commission that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this Registration Statement,

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.

          (6)  Each prospectus required to be filed pursuant to Rule 424(b)(2),
               (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (7) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

               (ii) Any free writing prospectus relating to the offering
                    prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

              (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

               (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (8) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (9) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
               Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (10) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece, on October 5, 2007.

                           DRYSHIPS INC.


                           /s/ GEORGE ECONOMOU
                           -------------------
                           By: George Economou
                           Title: Chairman, President, Chief Executive Officer
                                  and Interim Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of George Economou, Gary J. Wolfe and Robert E. Lustrin his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on October 5, 2007 in the capacities indicated.

Signature                       Title                            Date
--------------                  ----------                       ---------


/s/ GEORGE ECONOMOU             Director, Chairman, President,   October 5, 2007
--------------------------      Chief Executive Officer and
George Economou                 Interim Chief Financial Officer
                                (Principal Executive Officer and
                                Principal Financial Officer)


/s/ ARISTEIDIS IOANNIDIS        Director                         October 5, 2007
--------------------------
Aristeidis Ioannidis


/s/ ANGELOS PAPOULIAS           Director                         October 5, 2007
--------------------------
Angelos Papoulias


/s/ GEORGE DEMATHAS             Director                         October 5, 2007
--------------------------
George Demathas


/s/ GEORGE XIRADAKIS            Director                         October 5, 2007
--------------------------
George Xiradakis

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this Registration Statement in the City of Newark, State of Delaware, on October 5, 2007.

PUGLISI & ASSOCIATES


    /s/ GREGORY F. LAVELLE
    -------------------------------
By: Gregory F. Lavelle

                                  EXHIBIT INDEX

Exhibit
Number         Description
--------------------------------------------------------------------------------

   1.1         Form of Sales Agreement*

   1.2         Underwriting Agreement (for equity securities)*

   1.3         Underwriting Agreement (for debt securities)*

   4.1         Form of Common Stock Certificate**

   4.2         Preferred Share Certificate*

   4.3         Form of Debt Securities Indenture

   5.1 Form of Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company, as to the validity of the common stock, preferred stock, debt securities, warrants, purchase contracts and units

   8.1 Form of Opinion of Seward & Kissel LLP, with respect to certain tax matters

   23.1        Consent of Seward & Kissel LLP (included in Exhibit 5.1)

   23.2        Consent of Independent Registered Public Accounting Firm

   24          Power of Attorney (contained in signature page)

   25.1        T-1 Statement of Eligibility (senior indenture)*

   25.2        T-1 Statement of Eligibility (subordinated indenture)*

* To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this Registration Statement.

** Incorporated herein by reference to Exhibit 4 to the Registration Statement of DryShips Inc. on Form F-1, Registration No. 333-122008 filed with the SEC on January 31, 2005.

SK 23113 0002 815224